SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2006

U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 248-2002

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement

(a)    Aircraft Lease

On February 17, 2006, we entered into an Aircraft Specific Lease Agreement with an unrelated third party (“Lessor”) dated February 10, 2006 (the “Aircraft Lease”), pursuant to which we will lease a Sikorsky S76B Aircraft (“S76B”), in accordance with the terms and conditions of the Aircraft Lease and a General Terms Agreement entered into between Lessor and us on December 19, 2005 (the “General Terms Agreement”). The term of the Aircraft Lease shall commence on the date the S76B was delivered (February 14, 2006) and shall terminate February 9, 2011 or when the S76B is returned to Lessor, whichever is later. At the time of entering into the Aircraft Lease, we paid Lessor the rental payment and a deposit as defined in the Aircraft Lease. Lessor has agreed to make all necessary arrangements to obtain a certificate of airworthiness to allow us to operate the S76B under U.S. FAA Part 135. To date, we have leased a total of two aircraft from Lessor pursuant to the General Terms Agreement and two aircraft lease agreements.

We have agreed to redeliver the S76B at the end of the Term in accordance with certain redelivery conditions set forth in the Aircraft Lease and the General Terms Agreement. We have also agreed to enter into a Technical Support Agreement with a party affiliated with the Lessor for technical maintenance and support of the S76B.

(b)    Technical Support Agreement

On February 17, 2006, we also entered into a Technical Support Agreement Amendment (“Support Agreement Amendment”) with a party affiliated with Lessor (“the Other Party”) pursuant to which the Other Party has agreed to provide us with exchange components as described in the agreement, spare parts, and technical support for the S76B. The Support Agreement Amendment amends the Technical Support Agreement (the “Support Agreement”) entered into between the Other Party and us dated December 1, 2005 to add the additional aircraft leased by us from the Lessor. The term of the Support Agreement is from December 1, 2005 until December 1, 2010. After the expiration of the five year term, the Support Agreement may be renewed for periods of one year.

Item 2.03.    Creation of a Direct Financial Obligation.

See Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 23, 2006

U.S. HELICOPTER CORPORATION (Registrant)
By:	/s/ John G. Murphy
John G. Murphy Chief Executive Officer and President

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